Exhibit 10.1

Oracle America, Inc. 10 Van de Graaff Drive Burlington, MA 01803
Your Name	Netsuite, Inc.
Your Location	2955 Campus Drive
Suite 175 San Mateo, CA 94403

ORACLE CONTRACT INFORMATION

    Agreement: Oracle License and Services Agreement

    Agreement Name: OLSAv040407-11365829-27-MAY-07

This ordering document (“ordering document”) includes multiple elements that may be governed by different terms. For each element that is governed by the Oracle License and Services Agreement (“OLSA”), the terms of the agreement specified above shall govern and this ordering document shall incorporate this agreement by reference. Oracle America, Inc. is a successor in interest to Oracle USA, Inc. and has assumed all rights and obligations of Oracle USA, Inc. under the OLSA. All references to “Oracle” in the OLSA specified above and this ordering document shall mean Oracle America, Inc. (hereinafter “Oracle”).

A. DESCRIPTION AND FEES FOR ORDERED PRODUCTS AND SERVICES

    You have ordered the products and 12 months of technical support services described below.

    All fees on this ordering document are in United States Dollars.

Hardware and Hardware Support Services

Hardware Description	Quantity	Net Fee

Exadata Database Machine X2-2 HP Quarter Rack	1	228,000.00
Oracle Premier Support for Systems		27,360.00

Hardware and Hardware Support Fees		$255,360.00

Programs and Program Support Services

Product Description/License Type	Quantity	Net Fee

Oracle Exadata Storage Server Software – Disk Drive Perpetual	36	126,000.00
Oracle Software Update License and Support		27,720.00

Program and Program Support Fees		$153,720.00

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Additional Services

Service Description	Quantity	Net Fee
ACS – Exadata Database Machine X2-2 HP Quarter Rack Configuration Service	1	15,920.00
OSI – Exadata Database Machine X2-2 HP Quarter Rack Installation Service	1	4,208.00

Additional Services Fees		$20,128.00

Fee Description	Net Fee
Hardware Fees	228,000.00
Hardware & Systems Support Fees	27,360.00
Oracle Program License Fees	126,000.00
Oracle Program Support Fees	27,720.00
Additional Services Fees	20,128.00
Hardware Freight Fees	2,892.80

Net Fees	432,100.80
Total Fees	432,100.80

B. Exadata Database Machine Quarter Rack Hardware (the “Exadata Database Machine”)

1. Exadata Database Machine Composition

The Exadata Database Machine consists of the following components: operating system, Sun hardware (“Sun Hardware”) and Sun software (“Sun Software”). Each component has specific terms and conditions governing its use as described below.

The Exadata Database Machine shall be installed in the country that you specify as the delivery location in Exhibit A on this ordering document.

2. Operating System Terms

You have the limited, non-exclusive, royalty free non-assignable right to use the operating system delivered with the Sun Hardware under the terms of the license delivered with the Sun Hardware. You are licensed to use the operating system only as incorporated in, and as part, of the Sun Hardware.

The operating system may include separate works, identified in a readme or documentation, which are licensed under open source or similar license terms; your rights to use the operating system under such terms are not restricted in any way by this ordering document. The appropriate terms associated with such separate works can be found in the documentation accompanying the operating system.

For GPLv2, LGPLv2.1, GPLv3 and LGPLv3 licensed code received by you as binaries on physical media, if you would like to receive a copy of the source code (“source code”) on media via postal service, submit your written request at <http://www.sun.com/secure/contact/cer.jsp?id=72f66da5-1fdc-4371-99f1-996d40226f43>. Alternatively, you can mail your written request to Oracle Corporation, Attn: VP of Legal, Development and Engineering, 500 Oracle Parkway, MS-5OP10, Redwood Shores, CA 94065. Your request should include the name and version number of the product, your name, your company name (if applicable), your return mailing address, and your email address. Certain source distributions require a fee for physical media. Should this be the case, you will be sent details on the cost and payment procedure via email. Your request must be sent within three (3) years of the date of our last delivery of the applicable product. This offer only applies if you received your operating system software on physical media.

3. Sun Hardware and Sun Software Terms

a.	Applicable OLSA Terms

The Sun Hardware and the Sun Software are subject to the following terms and conditions of the OLSA: Indemnification, End of Agreement, Fees and Taxes, Nondisclosure, Entire

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Agreement, Limitation of Liability, Export, Other, and Force Majeure. For clarification and for purposes of this ordering document only, only those OLSA sections listed in section I, End of Agreement, of the OLSA which are also included in the foregoing list of applicable sections shall survive termination or expiration of the OLSA. In addition, for clarification and for purposes of this ordering document only, the phrases “Programs or services” and “Program or services” under the Limitation of Liability section of the OLSA are replaced by the phrase “Programs, hardware or services.” Also, for clarification, the phrase “Material” under the Indemnification section of the OLSA shall include the Sun Hardware and the Sun Software and the phrase “program(s)” are replaced by the phrase “program(s), Sun Hardware or Sun Software.”

b.	Site Requirements

You acknowledge that to operate the Exadata Database Machine, your facility must meet a minimum set of requirements as described in the Sun Oracle Exadata Database Machine Owner’s Guide, Site Requirements for Sun Oracle Exadata Database Machine (“Site Requirements”). Such Site Requirements may change from time to time, as communicated by Oracle to you in the applicable Sun hardware documentation.

c.	Additional Terms

The Sun Hardware is delivered with the Sun Software, which consists of certain software agents for the Sun Hardware.

i.	You are licensed to use the Sun Software embedded in the Sun Hardware only as incorporated in, and as part of, the Database Machine.

ii.	You have the non-exclusive, royalty free, limited right to use the Sun Software subject to the terms of this ordering document and the Sun Software documentation.

iii.	The Sun Software may include separate works, identified in a readme or documentation, which are licensed under open source or similar license terms; your rights to use the Sun Software under such terms are not restricted in any way by this ordering document. The appropriate terms associated with such separate works can be found in the documentation accompanying such Sun Software.

For GPLv2, LGPLv2.1, GPLv3 and LGPLv3 licensed code received by you as binaries on physical media, if you would like to receive a copy of the source code (“source code”) on media via postal service, submit your written request at <http://www.sun.com/secure/contact/cer.jsp?id=72f66da5-1fdc-4371-99f1-996d40226f43>. Alternatively, you can mail your written request to Oracle Corporation, Attn: VP of Legal, Development and Engineering, 500 Oracle Parkway, MS-5OP10, Redwood Shores, CA 94065. Your request should include the name and version number of the product, your name, your company name (if applicable), your return mailing address, and your email address. Certain source distributions require a fee for physical media. Should this be the case, you will be sent details on the cost and payment procedure via email. Your request must be sent within three (3) years of the date of our last delivery of the product. This offer only applies if you received your Sun Software on physical media.

iv.	Updates to the Sun Software may be provided from time to time; these may be delivered to you electronically.

v.	You may only make copies of the Sun Software for archival purposes, to replace a defective copy, or for program verification. You shall not remove any copyright notices or labels on the Sun Software. You shall not decompile or reverse engineer the Sun Software.

d.	Use Restriction

The Sun Hardware and the Sun Software are not specifically designed, manufactured, or intended for use as parts, components, or assemblies for the planning, construction, maintenance, or operation of a nuclear facility. Use of the Sun Hardware and/or the Sun Software for these purposes is prohibited.

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e.	Warranty Services

i.	Oracle provides a limited warranty for the Sun Hardware and for the Sun Software media. Oracle warrants that the Sun Hardware will be free from material defects in materials and workmanship for one year from the date the Sun Hardware is shipped to you. Oracle warrants that the Sun Software media will be free from material defects in materials and workmanship for a period of 90 days from the date the Sun Software media is shipped to you. THE SUN SOFTWARE IS PROVIDED “AS IS”. ORACLE DOES NOT WARRANT UNINTERRUPTED OR ERROR-FREE OPERATION OF THE SUN HARDWARE. You may access a more detailed description of the limited hardware warranty at http://www.oracle.com/support/policies.html (“the warranty web page”). Any changes to the hardware warranty details specified on the warranty web page will not apply to Sun Hardware ordered prior to such change.

ii.	YOUR SOLE AND EXCLUSIVE REMEDY AND ORACLE’S ENTIRE LIABILITY FOR BREACH OF THE ABOVE WARRANTY WILL BE THE REPAIR OR, AT ORACLE’S OPTION AND EXPENSE, REPLACEMENT OF THE DEFECTIVE PRODUCT, OR, IF SUCH REPAIR OR REPLACEMENT IS NOT REASONABLY ACHIEVABLE, THE REFUND OF THE PURCHASE PRICE. ALL EXPRESS OR IMPLIED CONDITIONS, REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT, ARE HEREBY EXCLUDED TO THE MAXIMUM EXTENT PERMITTED BY LAW.

NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, OR ANY LOSS OF PROFITS, REVENUE, DATA OR DATA USE ARISING OUT OF OR RELATED TO THIS WARRANTY, HOWEVER THEY ARISE, WHETHER IN CONTRACT OR TORT OR OTHERWISE. LIABILITY FOR DAMAGES WILL BE LIMITED AND EXCLUDED, EVEN IF ANY EXCLUSIVE REMEDY PROVIDED FOR FAILS OF ITS ESSENTIAL PURPOSE. SOME STATES AND JURISDICTIONS DO NOT ALLOW LIMITATIONS UPON CONSEQUENTIAL DAMAGES, SO THE ABOVE LIMITATION MAY NOT APPLY TO YOU.

Parts or components which are replaced under the applicable warranty may not be new. Title in all defective parts which are removed from the Sun Hardware under applicable warranty shall transfer back to Oracle.

iii.	No warranty will apply to the Sun Hardware or to the Sun Software media which has been:

a.	modified, altered or adapted without Oracle’s written consent (including modification by removal of the Oracle/Sun serial number tag on the Sun Hardware);

b.	maltreated or used in a manner other than in accordance with the relevant documentation;

c.	repaired by any third party in a manner which fails to meet Oracle’s quality standards;

d.	improperly installed by any party other than Oracle or an authorized Oracle certified installation partner;

e.	used with equipment or software not covered by the warranty, to the extent that the problems are attributable to such use;

f.	relocated without Oracle’s written consent, to the extent that problems are attributable to such relocation;

g.	used directly or indirectly in supporting activities prohibited by U.S. or other national export regulations;

h.	used by parties appearing on the most current U.S. export exclusion list;

i.	relocated to countries subject to U.S. trade embargo or restrictions;

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j.	used remotely to facilitate any activities in the countries referenced in (i) above; or

k.	purchased from any entity other than Oracle or an Oracle authorized reseller.

f.	Oracle Hardware and Systems Support

If ordered, Oracle Hardware and Systems Support (including first year and all subsequent years) is provided under Oracle’s Hardware and System Support Policies in effect at the time the services are provided and such support is provided only for your internal use; consequently, you may not, directly or indirectly, resell, rent, lease, or transfer any services. You agree to cooperate with Oracle and provide the access, resources, materials, personnel, information, and consents that Oracle may require in order to perform the services. The Oracle Hardware and System Support Policies, incorporated in this ordering document, are subject to change at Oracle’s discretion; however, Oracle will not materially reduce the level of services provided during the period for which fees for Oracle Hardware and Systems Support have been paid. You should review the policies prior to entering into this ordering document. You may access the current version of the Hardware and System Support Policies at http://www.oracle.com/support/policies.html.

Oracle Hardware and Systems Support acquired with your order may be renewed annually and, if you renew Oracle Hardware and Systems Support for the same systems and same configurations, for the first and second renewal years the technical support fee will not increase by more than 5% over the prior year’s fees.

g.	Additional Services

Descriptions of the Exadata Database Installation Services and the Exadata Database Machine Configuration Services are attached hereto and incorporated into this ordering document as Exhibit B.

4. Country Specific Terms

None.

5. Additional Programs

Oracle may include additional programs on the Exadata Database Machine (e.g., Exadata Storage Server Software). You are not authorized to use those programs unless you have a license specifically granting you the right to do so; however, you may use programs for trial non-production purposes for up to 30 days from the date of delivery provided that such use is subject to the terms for trial programs in the OLSA.

6. Commencement Date

For the Sun Hardware and the Sun Software, the Commencement Date shall be the date of receipt of the shipment.

7. Fees, Invoicing and Payment Obligation

a.	All fees due for the Exadata Database Machine shall be non-cancellable and the sums paid nonrefundable, except as provided in the OLSA.

b.	Fees for the Exadata Database Machine are invoiced as of the Commencement Date, as defined in this section. Service fees are invoiced in advance of the service performance.

c.	All fees listed in section A of this ordering document are stated exclusive of taxes. You agree to pay any sales, value added, service or other similar taxes imposed by applicable law that Oracle must pay based on the products and/or services you ordered, except for taxes based on Oracle’s income.

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8. Segmentation

The purchase of the Exadata Database Machine listed in section A of this ordering document is offered separately from any proposal for consulting services or any order for program licenses and/or technical support services you may receive or have received from Oracle and does not require you to purchase Oracle consulting services, technical support services or program licenses.

9. Delivery

You acknowledge that you have provided the information set forth in Exhibit A, Hardware Shipping Exhibit. Oracle will deliver the Exadata Database Machine to the address specified on Exhibit A. The applicable country specific hardware shipping terms can be located in the Order and Delivery Policies, which may be accessed at http://oracle.com/contracts.

10. Transfer of Title

Title will transfer upon delivery of the Database Machine.

C. Licensed Program Specific Terms

1. Terms and Conditions

The Oracle program(s) listed in section A (the “program” or “programs”) are licensed subject to the terms and conditions of the OLSA, except as specified below in this section.

2. Commencement Date

All program licenses and the period of performance for all services for the program(s) are effective upon shipment of tangible media or upon the effective date of this ordering document if shipment of tangible media is not required.

3. Territory

The programs described in section A are for use in the United States.

4. Fees, Invoicing and Payment Obligation

a.	All fees due under this ordering document shall be non-cancellable and the sums paid nonrefundable, except as provided in the OLSA.

b.	Program license and services fees are invoiced as of the Commencement Date, as defined in this section. Program service fees are invoiced in advance of the service performance; specifically, technical support fees are invoiced annually in advance.

c.	In addition to the fees listed in section A of this ordering document, Oracle will invoice you for any applicable shipping charges or applicable taxes related to the programs.

d.	In entering into payment obligations under this ordering document, you agree and acknowledge that you have not relied on the future availability of any program or updates. However, (a) if you order technical support for programs licensed under this ordering document, the preceding sentence does not relieve Oracle of its obligation to provide such technical support under this ordering document, if-and-when available, in accordance with Oracle’s then current technical support policies, and (b) the preceding sentence does not change the rights granted to you for any program licensed under this ordering document, per the terms of this ordering document and the OLSA.

5. Segmentation

The purchase of the programs listed in section A of this ordering document is offered separately from any proposal for consulting services or any order for the Exadata Server or the Exadata Database Machine or the Exalogic Elastic Cloud and/or technical support services you may receive or have received from Oracle

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and does not require you to purchase Oracle consulting services, technical support services or hardware from Oracle. Your obligation to pay for the program licenses is not contingent on delivery of Sun Hardware or the provision of other services.

6. Delivery and Installation

a.	Oracle has made available to you for electronic download at the electronic delivery web site located at the following Internet URL: http://edelivery.oracle.com the programs listed in section A. Through the Internet URL, you can access and electronically download to your location the current production release as of the effective date of this ordering document the software and related program documentation for each program listed in section A. The password to access the Exadata Storage Server Software is “exadata1”. Provided that you have continuously maintained technical support for the programs listed in section A, you may continue to download the software and related program documentation for the programs listed in section A. Please be advised that not all programs are available on all hardware/operating system combinations. For current program availability please check the electronic delivery web site specified above. You acknowledge that Oracle is under no further delivery obligation under this ordering document, electronic download or otherwise.

b.	You shall be responsible for installation of the software unless otherwise stated in this ordering document.

7. Additional License Definitions

For purposes of this ordering document, the following definition(s) are added to section Q, License Definitions and Rules, of the OLSA:

“Disk Drive: is defined as a spinning media device that stores data accessed by the Exadata Storage Software.”

D. General Terms

1. Source Code

Oracle may deliver source code as part of its standard delivery for particular Oracle programs; all source code delivered by Oracle is subject to the terms of the OLSA, this ordering document and Oracle program documentation.

2. Customer Reference

Oracle may orally refer to you as a customer in sales presentations and activities. Upon written consent from you, Oracle may refer to you as a customer in written sales presentations and marketing vehicles.

3. Order of Precedence

In the event of any inconsistencies between the OLSA and this ordering document, this ordering document shall take precedence.

The offer is valid through May 31, 2011 and shall become binding upon execution by you and acceptance by Oracle.

Netsuite, Inc.		Oracle America, Inc.

Signature:	/s/ D A Brown	Signature:	/s/ Ray Gearity
Name:	D A Brown	Name:	Ray Gearity
Title:	VP Engineering Operations	Title:	Contract Manager
Signature Date:	9 May 2011	Signature Date:	10-May-2011
		Effective Date:	10-May-2011
(to be completed by Oracle)

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EXHIBIT A

HARDWARE SHIPPING EXHIBIT

Delivery Contact Name	Kurt Wubbles
Delivery Contact Email Address	kwubbles@netsuite.com
Delivery Contact Telephone Number	(650) 627-1000

Delivery Location Company Name	Netsuite, Inc / CO SAVVIS
Delivery Location Address	600 Winter Street Waltham, MA 02451 USA

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EXHIBIT B

ADDITIONAL SERVICES

I.	Installation Services – Exadata Database Machine

These Installation Services are subject to the terms and conditions of the OLSA.

Oracle will perform the following services to install your Exadata Database Machine and/or Exalogic hardware at your delivery location specified in Exhibit A:

A.	Site and Installation Planning;

B.	Installation and Configuration of Sun Hardware and Sun Software;

C.	Power-on Sun Hardware;

D.	Bring-up Operating System on Sun Hardware;

E.	Installation Verification;

F.	Verification of Firmware Levels;

G.	Physical Connection to your Network: and

H.	Deliver Build Diagrams and Bill of Materials.

II.	Configuration Services – Exadata Database Machine Configuration Services

These Configuration Services are subject to the terms and conditions of the OLSA.

Oracle will perform the following services to configure the licensed Oracle Exadata software and Exadata Database Machine at your delivery location specified in Exhibit A:

A.	Configure the Exadata Storage Servers:

1.	Configure logins and network addresses;

2.	Create a cell, cell disks, and grid disks;

3.	Set up configuration files for a database server host; and

4.	Configure shared storage to support Oracle Real Application Clusters.

B.	Install the licensed Oracle Database and Configure Database Servers:

1.	Configure logins and network addresses;

2.	Install Oracle Database including ASM and CRS;

3.	Install any required Database patches;

4.	Create an ASM disk group for the Oracle Exadata Storage Server Software; and

5.	Create default Oracle database.

C.	The Post-Installation Tasks:

1.	Run configuration verification tests; and

2.	Document configuration and maintenance procedures.

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